Exhibit 99.1

Nucor Announces the Addition of Laurette Koellner to the Nucor Board of Directors

CHARLOTTE, N.C., Sept. 2, 2015 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) announced today that its board of directors has elected Laurette T. Koellner as a director effective immediately.

Ms. Koellner, 60, most recently served as Executive Chairman of International Lease Finance Corporation, a subsidiary of American International Group, Inc. ("AIG"), from 2012 until its sale to AerCap Holdings N.V. in 2014. She retired as President of Boeing International, a division of The Boeing Company, in 2008. Ms. Koellner joined Boeing in 1997 and held a variety of financial and business leadership positions during her more than 11-year tenure with the company, including serving as President of Connexion by Boeing. At Boeing, she was also a member of the Office of the Chairman and served as Executive Vice President, Internal Services, Chief Human Resources and Administrative Officer, President of Shared Services, as well as Corporate Controller.

Prior to her time with Boeing, Ms. Koellner spent 19 years at McDonnell Douglas Corporation, which was acquired by Boeing. She held a number of management roles of increasing responsibility, including Vice President and Corporate General Auditor.

Ms. Koellner holds a Bachelor of Science degree in business management from the University of Central Florida and a Masters of Business Administration degree from Stetson University.

"We are very fortunate to have Laurette on our board. Her extensive international and financial expertise makes her a valuable asset to the Nucor team," said John Ferriola, Nucor's Chairman, President and Chief Executive Officer. "We look forward to benefiting from her service and insight."

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating and expanded metal; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

CONTACT: Nucor Executive Offices, +1-704-366-7000, or fax, +1-704-362-4208